Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Acorn Trust of our report dated February 18, 2022, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended December 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 19, 2022

Appendix A

Columbia Acorn Trust

Columbia Acorn USA

Columbia Acorn Fund